DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 1996 AND DECEMBER 31, 1995

                                          June 30,      December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  416,837       $  470,517
PROPERTY                                  3,940,484        4,195,138
OTHER ASSETS                                 79,184           31,660

TOTAL                                    $4,436,505       $4,697,315

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  555,064       $  559,608

PARTNERS' EQUITY:
     General Partners                       (68,953)         (66,391)
     Limited Partners                     3,950,394        4,204,098

  Total partners' equity                  3,881,441        4,137,707

TOTAL                                    $4,436,505       $4,697,315

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995


                                          June 30,          June 30,
                                            1996              1995

REVENUES:

Rental Income                            $  472,577        $  473,328
Interest                                      3,238             3,118
     Total revenues                         475,815           476,446

EXPENSES:

Operating Expenses                          314,236           326,975
General and administrative                   36,794            36,310
     Total expenses                         351,030           363,285

NET INCOME                               $  124,785        $  113,161

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  123,537        $  112,029
    General partners                          1,248             1,132

TOTAL                                    $  124,785        $  113,161

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     5.15        $     4.67

LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                   June 30,       June 30,
                                    1996           1995


REVENUES:
Rental Income                     $935,267       $908,499
Interest                             5,904          6,342
Total Revenues                     941,171        914,841

EXPENSES:
Operating Expenses                 613,103        620,505
General and administrative          99,486         93,009
Total expenses                     712,589        713,514

NET INCOME                        $228,582       $201,327

AGGREGATE NET INCOME ALLOCATED TO:
Limited partners                   226,296        199,314
General partners                     2,286          2,013
TOTAL                              228,582        201,327

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                   $9.43          $8.30

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION       24,000         24,000

See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1994         ($  61,293)     $4,708,784   $4,647,491

NET INCOME                               2,013         199,314      201,327
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

EQUITY AT JUNE 30, 1995               ($64,128)     $4,428,098   $4,363,970

EQUITY AT DECEMBER 31, 1995           ($66,391)     $4,204,098   $4,137,707

NET INCOME                               2,286         226,296      228,582
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

EQUITY AT JUNE 30, 1996               ($68,953)     $3,950,394   $3,881,441


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                        June 30,          June 30,
                                          1996              1995

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 228,582          $ 201,327

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         254,654            254,653

    Changes in assets and
   	liabilities:

     Increase in other assets            (47,524)           (34,805)
     Increase(Decrease) in
     liabilities:                         (4,544)             6,240

Net cash provided by
   operating activities                  431,168            427,415

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                           0             (5,519)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (484,848)          (484,848)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      (53,680)           (62,952)

CASH AND CASH EQUIVALENTS:

     At beginning of period              470,517             486,497
     At end of period                  $ 416,837           $ 423,545


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1996, and for the periods ended June 30, 1996, and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at June 30, 1996, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,663,809
        Equipment                                  37,672
        Total                                   9,791,281
        Less: Accumulated Depreciation        ( 5,850,797)
        Property - Net                       $  3,940,484

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.